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EXHIBIT 99.5

MICROISLET RECEIVES $1 MILLION WORKING CAPITAL LOAN

Friday September 21, 9:30 am ET

SAN DIEGO, Sept. 21, 2007 (PRIME NEWSWIRE) -- MicroIslet, Inc. (OTC BB:MIIS.OB -
NEWS), a development-stage biotechnology company with patented and proprietary technologies focused on transplantation therapy for people with insulin-dependent diabetes, today announced that an existing investor has agreed to lend the Company $1 million in cash.

"The proceeds of the loan will be used to further advance MicroIslet toward our goal of human clinical studies. These funds are intended to bridge our working capital needs until additional funding can be secured. The new management of MicroIslet continues to deliver on our previously stated goals," said Ronald Katz, MicroIslet's Chairman of the Board.

About MicroIslet:
MicroIslet is a biotechnology company engaged in the research, development, and commercialization of proprietary and patented technologies in the field of transplantation therapy for people with conditions requiring cell-based replacement treatments, with a focus on type 1, or insulin-dependent, diabetes. MicroIslet's patented islet transplantation technology, exclusively licensed from Duke University, along with its own proprietary developments, constitute methods for isolating, culturing, cryopreservation, and immuno-protection (microencapsulation) of islet cells. MicroIslet intends to continue its research and development efforts, and ultimately, to introduce products to the market.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including MicroIslet's need to raise substantial additional funds in order to fund its new strategy and continue as a going concern, and the uncertainties concerning whether such funds will be available on acceptable terms, or at all, the risks and uncertainties inherent in medical treatment discovery, development and commercialization, the risks and uncertainties associated with MicroIslet's early stage xenotransplantation technologies, the risks and uncertainties of governmental approvals and regulation, including foreign government approvals for clinical trials outside the United States, dependence on a sole source supplier of animal parts and a sole source manufacturer of encapsulated islets for pre-clinical and clinical studies, the risks that MicroIslet's competitors will develop or market technologies or products that are more effective or commercially attractive than MicroIslet's products, and other risks detailed from time to time in MicroIslet's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. MicroIslet disclaims any intent or obligation to update these forward-looking statements.

Additional information about MicroIslet can be found at http://www.microislet.com.

CONTACT:
         MicroIslet, Inc.
         Michael J. Andrews, Chief Executive Officer
         (858) 657-0287